                                                                      EXHIBIT 12

                      PFIZER INC. AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                              Year Ended December 31,
                                               ---------------------------------------------------------
                                                1999        1998           1997        1996         1995
                                                         (millions of dollars, except ratios)
Determination of Earnings:
Income from continuing operations
    before provision for taxes on income
    and minority interests                     $4,448       $2,594       $2,867       $2,528       $2,017
Less:
    Minority interests                              5            2           10            6            7
                                               ------       ------       ------       ------       ------

  Adjusted income                               4,443        2,592        2,857        2,522        2,010

  Fixed charges                                   276          180          189          198          223
                                               ------       ------       ------       ------       ------

       Total earnings as defined               $4,719       $2,772       $3,046       $2,720       $2,233
                                               ======       ======       ======       ======       ======

Fixed charges

    Interest expense (a)                       $  223       $  136       $  147       $  161       $  188
    Rents (b)                                      53           44           42           37           35
                                               ------       ------       ------       ------       ------

     Fixed charges                                276          180          189          198          223
Capitalized interest                               13            7            2            5           13
                                               ------       ------       ------       ------       ------

     Total fixed charges                       $  289       $  187       $  191       $  203       $  236
                                               ======       ======       ======       ======       ======

Ratio of earnings to fixed charges               16.3         14.8         15.9         13.4          9.5
                                               ======       ======       ======       ======       ======



(a)      Interest expense includes amortization of debt discount and expenses.

(b) Rents included in the computation consist of one-third of rental expense which the Company believes to be a conservative estimate of an interest factor in its leases, which are not material.